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ROBBINS & MYERS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11.1
(In thousands except per share data)
                                                                              Three Months Ended
                                                                        -----------------------------
                                                                        November 30,     November 30,
                                                                                1996             1995
                                                                        ------------     ------------
Primary Income per Share:

     Net income                                                              $ 6,517          $ 4,098
                                                                             =======          =======
     Average shares outstanding                                               10,685           10,436
     Effect of dilutive options and restricted stock based on
         treasury stock method                                                   551              512
                                                                             -------          -------
     Total                                                                    11,236           10,948
                                                                             =======          =======
     Net income per share                                                    $  0.58          $  0.37
                                                                             =======          =======

Fully Diluted Income per Share:
     Net income                                                              $ 6,517          $ 4,098
     After tax interest add-back for convertible debt from issuance              475                0
                                                                             -------          -------
     Net income attributable to fully diluted shares                         $ 6,992          $ 4,098
                                                                             =======          =======
     Average shares outstanding                                               10,685           10,436
     Shares issuable upon conversion of convertible debt, adjusted
         for portion of period outstanding                                     1,782                0
     Effect of dilutive options and restricted stock based on
         treasury stock method                                                   684              536
                                                                             -------          -------
     Total                                                                    13,151           10,972
                                                                             =======          =======
     Net income per share                                                    $  0.53          $  0.36
                                                                             =======          =======
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